EXHIBIT 13
                           Form of PURCHASE AGREEMENT


         Harris Insight Funds Trust (the "Trust"), a Massachusetts Business Trust, on behalf of Harris Insight Equity Income Fund, Harris Insight Growth Fund, Harris Insight Small-Cap Opportunity Fund, Harris Insight Index Fund, Harris Insight International Fund, Harris Insight Balanced Fund, Harris Insight Convertible Fund, Harris Insight Bond Fund, Harris Insight Intermediate Government Bond Fund and Harris Insight Tax-Exempt Intermediate Bond Fund and Harris Insight Tax-Exempt Bond Fund (together, the "New Portfolios") and Funds Distributor, Inc.
("Funds Distributor"), a Massachusetts Corporation, hereby agree as follows:

       1.The Trust hereby offers Funds Distributor and Funds Distributor hereby purchases at least one share of each of the Class A and Class B shares of each of the New Portfolios of the Trust at the then determined net asset value per share (hereafter "Shares"). Funds Distributor hereby acknowledges receipt of a purchase confirmation reflecting the purchase of the Shares of the Class A and Class B Shares, and the Trust hereby acknowledges receipt from Funds Distributor of funds in the amount of $______________ in full payment for the Shares.

       2.Funds Distributor represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

       3.Funds  Distributor   agrees  that  if  it or  any  direct  or  indirect
         transferee of the Shares held by it redeems the Shares prior to the fifth anniversary of the date that the Trust begins its investment activities, Funds Distributor will pay to the Trust an amount equal to the number resulting from multiplying the Trust's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Shares redeemed by it or such transferee and the denominator of which is equal to the number of shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

       4.This Agreement has been executed on behalf of the Trust by the undersigned officer of the Trust. The obligations of this Agreement shall be binding only upon the assets and property of each individual portfolio and not upon the assets and property of any other portfolio of the Trust and shall not be binding upon any Trustee, officer or shareholder of a portfolio and/or the Trust individually.







IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ___ day of _______, 199_.

Attest

_________________________________           By: __________________________
                                            HARRIS INSIGHT FUNDS TRUST

         (SEAL)

Attest:

__________________________________          By: __________________________
                                            FUNDS DISTRIBUTOR, INC.

         (SEAL)